Exhibit 10.1

July 10, 2021

Dear Michael,

Congratulations! We are very pleased to offer you the position of President and Chief Executive Officer of Calyxt, Inc. (“Calyxt” or “Company”). Your first day of employment will be July 27, 2021 (“Effective Date”) and your employment will be subject to the terms and conditions set forth in this offer letter, as well as Calyxt’s Code of Business Ethics and Conduct and the policies of the Company, as may be amended from time to time.  You also will be elected to the Calyxt board of directors with service to start on the Effective Date and be nominated for re-election at the next annual meeting of Calyxt stockholders assuming you continue to be employed as the Company’s President and Chief Executive Officer.

Your employment with Calyxt will be “full-time.” You are expected to devote substantially all of your business time, energy, skills and best efforts to the performance of your duties. You will not engage in any other business activities, except for your non-conflicting personal real estate investing through Allen Core Partners RE 1, LLC (or similar entities established by you in the future for other non-conflicting personal real estate investing), or serve on boards of directors or similar bodies of other organizations without the prior written disclosure of the details of the outside activity and the prior written consent of the Company’s board of directors.  Unless you determine that business travel for the Company demands otherwise, it is agreed that generally you will work from the Company’s offices in Roseville, Minnesota weekly from Monday morning through Thursday.

This letter highlights the basic components of your compensation and benefits. It is not intended to be a comprehensive description of all benefits available to you or to provide the details of the plans that govern the administration of compensation, and benefits, as our offerings change periodically. Your compensation and benefits will be established by the Calyxt compensation committee and board of directors and are typically reviewed and may be adjusted annually.

Beginning on the Effective Date, your compensation as President and CEO will be comprised of the following:

Base Salary: Your initial base salary will be $500,000 annualized, less applicable deductions and withholdings. The statement of annualized salary does not imply a guarantee of employment or salary for any specific length of time.

New Hire Bonus:  Calyxt will pay you a cash lump sum payment of $450,000, less applicable withholding, with the first paycheck following the Effective Date. If your employment terminates (other than a “Qualifying Termination” as defined in the Calyxt, Inc. 2021 Executive Severance Plan and your participation agreement) within one (1) year after the Effective Date, you agree to repay the entire gross amount of this bonus to the Company within thirty (30) days following your termination date. In the event of a repayment, the Company will make appropriate adjustments to your tax withholdings, reflecting the fact of said repayment.

Annual Cash Incentive: You are eligible to participate in Calyxt’s current short-term incentive plan (“STIP”), which is a cash incentive program based upon Calyxt’s achievement of specific annual performance goals as determined by the Calyxt compensation committee and board of directors after input from you, as well as any required approval of Cellectis, and will be eligible to participate in any successor or similar plan maintained by Calyxt for the benefit of executive officers, subject to the terms and conditions of such plans and at the discretion of and subject to approval by the compensation committee and/or board of directors and/or Cellectis.  STIP annual performance goals shall be communicated to you within 90 days of the start of the fiscal year.

Your target level of achievement under the STIP is 100% of your base salary.  For the 2021 STIP, you will be eligible for a bonus of 100% of your base salary at the target level of achievement dependent on Company Objectives and/or Individual Objectives specified by the compensation committee, after review and input from you, and communicated to you within fifteen (15) days of the Effective Date. Your bonus under the 2021 STIP will be pro-rated for the 2021 calendar year based on the Effective Date.

The Calyxt compensation committee and/or board of directors will determine Calyxt’s achievement against the performance goals of the 2021 STIP following the completion of the 2021 calendar year. You must be employed as of December 31, 2021 and as of the payment date to be eligible to receive a bonus under the 2021 STIP unless otherwise provided in the 2021 Executive Severance Plan (see below). Additionally, all incentive compensation is subject to “clawback” to the extent required or permitted by law.

The foregoing description of the 2021 STIP does not purport to be complete and is qualified in its entirety by reference to the 2021 STIP, a copy of which has been provided to you.

Equity-Based Awards: Subject to approval of Cellectis, you will be granted the following equity-based awards under the Calyxt, Inc. 2017 Omnibus Incentive Plan (the “Plan”):

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ten year non-qualified stock option for 200,000 shares of Calyxt common stock. The option will have an exercise price of the fair market value of Calyxt’s common stock on the date of grant and vest in three equal installments on the first three anniversaries of the Effective Date. This stock option also will be governed by a stock option agreement that will be provided to you following the grant date; and

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an award of 50,000 restricted stock units (RSUs), that will vest and be settled in three equal installments on the first three anniversaries of the Effective Date. This RSU award will be governed by a restricted stock unit award agreement that will be provided to you following the grant date.

Subject to approval of Cellectis, you also will be granted performance stock unit (PSU) award for up to 600,000 shares. If the PSU award vests during the three-year performance period following the grant date, Calyxt will issue you unrestricted shares of Calyxt common stock on the vesting date in settlement of the vested portion of the PSU award. The vesting of the PSU award will be as follows:

•	300,000 shares will vest and be issued if Calyxt’s closing stock price is at least $12 for all of the trading days in any 30 consecutive calendar day period within the three-year performance period;

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150,000 additional shares will vest and be issued if Calyxt’s closing stock price is at least $15 for all of the trading days in any 30 consecutive calendar day period within the three-year performance period; and

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150,000 additional shares will vest and be issued if Calyxt’s closing stock price is at least $20 for all of the trading days in any 30 consecutive calendar day period within the three-year performance period.

The PSU award will not be granted pursuant to any stockholder-approved stock incentive plan, but will have certain terms that will mirror the terms of awards granted under the Plan and Calyxt’s other equity award agreements. The PSU award also will be governed by a performance stock unit award agreement that will be provided to you following the grant date.  The PSU award will provide that in the event of a Triggering Event (as defined in the Plan), if the PSU award has not otherwise vested, 150,000 shares will vest.

The grant date for your equity awards will be the Effective Date, subject to all appropriate SEC registrations and approvals.

Beginning in 2022, you will be eligible for consideration for additional awards under the Plan, subject to the terms and conditions of the Plan and the applicable award agreements. All awards under the Plan are at the discretion of and subject to approval by the Calyxt compensation committee and board of directors, as well as any required approval of Cellectis.

Travel and Relocation:  You will be entitled to the travel and relocation benefits described on Exhibit A to this offer letter.

Executive Severance Plan: While we hope that you will have a long, successful and rewarding career with Calyxt, this offer is for “at will” employment, meaning that either you or Calyxt may terminate your employment at any time and for any reason. However, you shall become a participant in the Calyxt, Inc. 2021 Executive Severance Plan, a copy of which is enclosed with this letter, upon execution of the participation agreement attached to the 2021 Executive Severance Plan (the “Severance Plan”) on or before the Effective Date modified to include that if you are otherwise entitled to a Severance Benefit for a Qualifying Termination that occurs during a Change-in-Control Period (a) your Severance Coverage Period and your Benefits Coverage Period will be 24 months and (b) the fraction described in Section 4.1(a)(ii) will be one (1).  In addition, to the extent the alleged performance deficiencies or other problems are not willful and are curable, a termination of your employment by the Company for Cause pursuant to Section 2.1(f)(i) and (iv) of the Severance Plan shall not qualify as for Cause for purposes of the Severance Plan unless you fail to remedy the alleged performance deficiencies or other problems within 30 days following written notice from the Company specifying the grounds for Cause.  A reduction of your salary or target bonus opportunity that exceeds 20% shall constitute a material reduction pursuant to Section 2.1(r)(ii).  The foregoing terms shall be incorporated into the participation agreement.

Indemnification: You will be indemnified during your employment and after the end of your employment in accordance with the provisions of Calyxt’s Certificate of Incorporation and Bylaws and the Delaware General Corporation Law and the Company’s standard form of indemnification agreement.

Paid Time Off: You will be entitled to take paid vacation pursuant to the Company’s existing policies and applicable law regarding paid vacations. You will be entitled to twenty (20) days of paid vacation per calendar year, pro-rated for 2021. Vacation may not be carried over into any subsequent year. You will not be entitled to a payout of accrued but unused PTO when your employment ends for any reason (unless required by law).

Benefits: Subject to eligibility, you will be entitled to participate in all of Calyxt’s benefit plans for similarly situated employees. Unless otherwise specified in this letter, your eligibility for any benefits will be in accordance with Calyxt’s then-current plans, policies, and programs for similarly situated employees.

Other Terms and Conditions

The Company will reimburse you for all reasonable and documented attorney’s fees incurred by you in the negotiation, drafting, and execution of this offer letter, up to a maximum of $10,000.

As a condition of your employment as Chief Executive Officer, you are required to sign a non-competition, non-solicitation, confidentiality and inventions agreement, which is enclosed with this letter. Additionally, this offer of employment is contingent upon you providing proof of your eligibility to work in the United States upon your start of employment in accordance with federal law and successful completion of a background check.

By signing below, you confirm that you do not have any type of written or oral non-competition agreement or any other agreement that would prevent you from accepting this offer of employment or performing services for Calyxt. You agree that during your employment with Calyxt you will not use and/or disclose confidential information obtained from previous employers or any other third party to whom you owe a duty of confidentiality, unless the information is publicly known or your previous employer(s) or the third party has represented to you that you are entitled to use and/or disclose the information. If you have any type of written or oral non-competition agreement or any other agreement that is currently in force and effect, you have provided a copy for Calyxt to review. This offer of employment is contingent upon Calyxt’s determination that such other agreement(s) do not limit or prevent you from accepting this offer or from performing the services required by your position as President and CEO of Calyxt.

This offer letter supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you. This letter may not be modified or amended except by a written agreement, signed by Calyxt and you.

This letter will be governed by, and construed in accordance with, the internal, substantive laws of the State of Minnesota. You agree that the state and federal courts located in the State of Minnesota, without regard to or application of conflict of laws principles, will have jurisdiction in any action, suit or proceeding based on or arising out of this letter, the documents referenced herein and your employment relationship with Calyxt. You hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding against you; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

On behalf of the Calyxt board of directors, we are excited to have you as part of our team and look forward to your contributions to Calyxt’s future success. Please indicate your acceptance of this offer by countersigning this letter and returning the original to Debra Frimerman. As always, please contact me if you have questions.

Calyxt, Inc.

/s/ Yves Ribeill
Yves Ribeill, Executive Chair

Dated: July 13, 2021

ACCEPTED AND AGREED:

/s/ Michael Carr
Michael Carr

EXHIBIT A

Travel and Relocation Benefits

The following travel and relocation benefits will be available to you immediately.

1.

Reimbursement of Travel and Temporary Lodging Expenses. For each 12 month period ending on the three-year anniversary of the Effective Date or if earlier, your notice to the Company in accordance with Section 2 of your intent to relocate your primary residence to within fifty (50) miles of the Company’s headquarters, the Company will reimburse to you up to a maximum of forty thousand dollars ($40,000) for documented reasonable and customary expenses incurred by you in connection with (a) travel to the Minneapolis-St. Paul metropolitan area from your primary residence on or after the Effective Date, which will include your expenses relating to air or ground transportation (including the cost of an AirPass or other all-inclusive prepaid airline travel membership), mileage, meals, lodging, and use of a rental car by you and (b) lease/fees for a two-bedroom unit in furnished corporate long-term stay facility (a Residence Inn style facility), condominium, or townhome near the Company’s headquarters.

2.

Reimbursement of Relocation Expenses. The Company will provide reimbursement of relocation expenses if you relocate your primary residence to within fifty (50) miles of the Company’s headquarters on or before the three-year anniversary of the Effective Date. You must communicate to the Company in writing your intent to relocate to within fifty (50) miles of the Company’s headquarters at least 60 days in advance of your relocation. You will have twelve (12) months to complete the relocation once commenced, not to extend beyond the three-year anniversary of the Effective Date. The Company will reimburse to you up to a maximum of one-hundred twenty-five thousand dollars ($125,000) (“Relocation Reimbursement”) for documented reasonable and customary expenses incurred by you in relocating prior to the two-year anniversary of the Effective Date pursuant to this paragraph.  The following expenses will qualify for Relocation Reimbursement:

a.

Home Sale Assistance: The following expenses incurred in disposing of your current residence: legal fees, document preparation fees, re-conveyance or recording fees, real estate transfer taxes, realtor fees and commissions (up to 6% of home sale price), title policy, mortgage prepayment penalties and other closing costs. Reimbursement will not be provided for loss of value on sale of the home, fixing up and repair costs, prorated taxes after its sale, principal on any mortgage or costs normally paid by buyer.

b.

House Hunting Trip: The following expenses incurred for you for up to seven (7) days of travel to the area near the Company’s headquarters to locate a new residence: air or ground transportation, mileage, meals, lodging, and use of a rental car for you and spouse.

c.	Temporary Living and Transition Expenses: For up to six months following initiation of relocation and prior to moving household goods to new residence in or near the Company’s headquarters:

i.

The Company will pay for rental car and lease/fees for a two-bedroom unit in furnished corporate long-term stay facility (a Residence Inn style facility), condominium, or townhome near the Company’s headquarters.

ii.

Duplicate housing costs to include mortgage interest, property taxes, and homeowner insurance (up to $2,500 per month) for your then- current residence if you have purchased a home in Minnesota or executed a long- term lease on residence in reasonable daily commuting distance from the Company’s headquarters.

iii.	Airfare, mileage, and parking for 4 trips per month (on weekends) to current residence prior to relocation.
d.

Home Purchase Closing Costs: Closing costs related to the acquisition of a residence (excluding actual mortgage costs or purchase price). Eligible costs include survey and appraisal fees, legal fees and normal closing costs (such as certification of title fee, loan origination fees and expenses and costs of inspections, filing fees, credit report).

e.

Movement of Household Goods: The following actual costs of preparation, packing, loading, transport, and unloading of household goods for relocation to a new residence within 50 miles of the Company’s headquarters: storage costs for your household goods and personal effects either at the destination or point of departure (not both) until a new permanent residence is available, for up to sixty (60) days, travel costs to move you to the new residence, and actual expenses for temporary lodging and meals (for up to three (3) days) for you while and after household goods are being and have been moved.

f.	Final move: Lodging, meals, and mileage (or airfare) to new residence and for initial 3 days after household goods move for employee.
3.

Tax assistance. In addition, if you relocate your primary residence to Minnesota, you will receive a tax assistance up to $15,000 as a gross-up to substantially cover federal and state taxes related to relocation program upon submittal of requisite documentation with a payment made no later than April 1st of the year in which taxes are due.

4.

Reimbursement of Relocation Expenses. You agree that if your employment terminates (other than a “Qualifying Termination” as defined in the Calyxt, Inc. 2021 Executive Severance Plan) within thirty (36) months of the Effective Date, you will be required to repay any expenses reimbursed pursuant to Section 1 or Section 2 on a pro-rata basis.

5.

Relocation timeline. If you have not substantially completed relocation of your full-time residence to within no less than fifty (50) miles of the Company headquarters within 12 months following notice of intent to relocate or the three-year anniversary of the Effective Date, if earlier, then you will repay any of the payments you have received under Section 2. This payment shall be made to Calyxt, Inc. in a single sum on or before 90 days following the 12-month relocation deadline. If requested by you, the three-year limitation for reimbursement of travel and temporary lodging expenses described in Section 1 above, and the three-year limitation for reimbursement of relocation expenses described in Section 2 above may be extended by the Company in its discretion.